                                                                 EXHIBIT 10.23

                              Dated 11 June, 1997





                           GULF OFFSHORE N.S. LIMITED
                                  as Borrower




                                     -and-





                       CHRISTINIA BANK OG KREDITKASSE ASA
                         as Lender and Security Trustee


                           -------------------------

                                 LOAN AGREEMENT

                           -------------------------


                                  relating to
                 a L.27,565,000 Revolving Term Loan Facility





                           WATSON, FARLEY & WILLIAMS
                                     London

                                     INDEX

CLAUSE                                                               PAGE

1        INTERPRETATION                                                4
2        FACILITY                                                      7
3        DRAWDOWN                                                      7
4        INTEREST                                                      7
5        INTEREST PERIODS                                              8
6        DEFAULT INTEREST                                              8
7        REPAYMENT AND PREPAYMENT                                      9
8        CONDITIONS PRECEDENT                                         10
9        REPRESENTATIONS AND WARRANTIES                               11
10       GENERAL UNDERTAKINGS                                         12
11       CORPORATE UNDERTAKINGS                                       15
12       SECURITY COVER                                               16
13       PAYMENTS AND CALCULATIONS                                    17
14       APPLICATION OF RECEIPTS                                      18
15       APPLICATION OF EARNINGS                                      18
16       EVENTS OF DEFAULT                                            18
17       FEES AND EXPENSES                                            22
18       INDEMNITIES                                                  23
19       NO SET-OFF OR TAX DEDUCTION                                  24
20       ILLEGALITY, ETC                                              25
21       INCREASED COSTS                                              25
22       CHANGES IN CIRCUMSTANCES                                     26
23       SET-OFF                                                      27
24       TRANSFERS AND CHANGES IN LENDING OFFICES                     27
25       VARIATIONS AND WAIVERS                                       29
26       NOTICES                                                      30

27       THE SECURITY TRUSTEE                                   31
28       SUPPLEMENTAL                                           34
29       LAW AND JURISDICTION                                   34



EXECUTION


SCHEDULE 1    DRAWDOWN NOTICE
SCHEDULE 2    CONDITION PRECEDENT DOCUMENTS
SCHEDULE 3    TRANSFER CERTIFICATE
SCHEDULE 4    COMPLIANCE CERTIFICATE



APPENDIX A   FORM OF MORTGAGE
APPENDIX B   FORM OF DEED OF COVENANT
APPENDIX C   FORM OF ACCOUNT SECURITY DEED
APPENDIX D   FORM OF GUARANTEE

LOAN AGREEMENT made on the 11th day of June, 1997

BETWEEN :

(1) GULF OFFSHORE N.S. LIMITED, a company incorporated in England with company number 2541716, whose registered office is at 10 Charlotte Road, London SW13 9QJ, England (the "Borrower");

(2) CHRISTIANIA BANK OG KREDITKASSE ASA, acting through its office at Middelthunsgate 17, 0368 Oslo, Norway, as Lender; and

(3) CHRISTIANIA BANK OG KREDITKASSE ASA acting through its office at Middelthunsgate 17, 0368 Oslo, Norway, as Security Trustee.

WHEREAS the Lender has agreed to make available to the Borrower a facility of L.27,565,000 to refinance certain existing indebtedness of the Borrower and to provide post-delivery finance for the acquisition of a platform supply vessel presently under construction for the Borrower by Brattvag Skipsverft AS and known during construction as Yard No. 68.

IT IS AGREED as follows:

1         INTERPRETATION

1.1       Subject to Clause 1.7, in this Agreement:

          "Account Security Deed" means a deed creating security in respect of the Earnings Account in the form set out in Appendix C;

          "Advance" means the amount of each borrowing by the Borrower under this Agreement;

          "Approved Manager" means any company which the Lender may approve from time to time as the manager of the Ships (or any of them);

          "Assigned Value" means, in relation to each Ship, 60 per cent. of the value in Sterling set out against its name below, such values being reduced by eight per cent. (8%) on each anniversary of the first Drawdown Date (except that, in relation to the Newbuilding, the first such reduction shall only occur on the second anniversary of the first Drawdown Date):

                   Newbuilding                         L.10,840,000
                   Highland Pride                      L.10,645,000
                   Highland Star                       L.10,645,000
                   Highland Piper                      L. 9,000,000
                   Highland Legend                     L. 3,550,000
                   Highland Warrior                    L. 5,241,000

          "Availability Period" means the period commencing on the date of this Agreement and ending on (a) in relation to the first Advance, 30th June 1997 (or such later date as the Lender may agree with the Borrower), or (b) in relation to the second Advance, 30th June, 1998 (or such later date as the Lender may agree with the Borrower) or (c) if earlier, the date on which the Lender's obligation to make the Loan is cancelled or terminated;

          "Building Contract" means the contract dated 1st November, 1996 (as subsequently supplemented and amended) entered into between the Borrower and Brattvag Skipsverft AS pursuant to which Brattvag Skipsverft AS agreed to build and sell, and the Borrower agreed to purchase, the Newbuilding;

          "Business Day" means a day on which banks are open in Oslo and London;

          "Deed of Covenant" means, in relation to Ship, a deed of covenant collateral to the Mortgage on Ship and creating charges over that Ship, her Insurances, her Earnings and any requisition compensation in the form set out in Appendix B (and, in the plural, means all of them);

          "Drawdown Date" means, in relation to each Advance, the date requested by the Borrower for that Advance to be made, or (as the context requires) the date on which that Advance is actually made;

          "Drawdown Notice" means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

          "Earnings" means, in relation to each Ship, all moneys whatsoever which are now, or later become payable (actually or contingently) to the Borrower and which arise out of the use or operation of that Ship, including (but not limited to) (a) all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship, (b) all moneys which are at any time payable under Insurances in respect of loss of earnings, and (c) if and whenever that Ship is employed on terms whereby any moneys falling within (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

          "Earnings Account" means an account in the name of the Borrower with the Lender in London with account number 51295101, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account for the purposes of this Agreement;

          "Event of Default" means any of the events or circumstances described in Clause 16.1;

          "Finance Documents" means (a) this Agreement, the Guarantee, the Deeds of Covenant, the Mortgages and the Account Security Deed and
          (b) any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the documents referred to in this definition;

          "Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor (a) for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor, (b) under any loan stock, bond, note or other security issued by the debtor, (c) under any acceptance credit, guarantee or letter of credit facility made available to the debtor, (d) under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor, (e) under any interest or currency swap or any other kind of derivative transaction entered into by the debtor, or (f) under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

          "GNS" means GulfMark North Sea Limited, a company incorporated in England with company number 2625893, whose registered office is at 10 Charlotte Road, London SW13 9QJ, England;

          "GOMI" means Gulf Offshore Marine International Inc., a company incorporated in Panama, whose registered office is at Comosa Building, Samuel Lewis Avenue, Panama City, Panama;

          "Guarantee"  means a guarantee in the form set out in Appendix D;

          "Guarantors" means, together, GNS and GOMI (and, in the singular, means either of them);

          "Highland Legend" means the platform supply vessel named "Highland Legend" registered in the name of the Borrower under British flag with official number 709907;

          "Highland Piper" means the platform supply vessel named "Highland Piper" registered in the name of the Borrower under British flag with Official Number 728724;

          "Highland Pride" means the platform supply vessel named "Highland Pride" registered in the name of the Borrower under British flag with official number 722013;

          "Highland Star" means the platform supply vessel named "Highland Star" registered in the name of the Borrower under British flag with official number 719032;

          "Highland Warrior" means the platform supply vessel named "Highland Warrior" registered in the name of the Borrower under British flag at the Port of Hamilton, Bermuda with Official Number 716310;

          "Insurances" means, in relation to each Ship, (a) all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her, and (b) all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

          "Interest Period" means a period determined in accordance with Clause 5;

          "Latest Accounts" means, in relation to the Borrower, the latest audited annual or unaudited quarterly accounts delivered to the Lender under Clause 10.6 or, in relation to a Guarantor, under Clause
          4.1 of the Guarantee;

          "Lender" means, subject to Clause 24.6, (a) Christiania Bank og Kreditkasse ASA, acting through its branch at Middelthunsgate 17, 0368 Oslo, Norway (or through another branch notified to the Lender under Clause 24.4) and (b) the holder for the time being of a Transfer Certificate;

          "Liquid Assets"  means:

          (i)      cash in hand;
          (ii) deposits in prime banks or other financial institutions with a maturity of 6 months or less;
          (iii)    government issued bills and bonds; and
          (iv)     marketable securities quoted on a recognised stock exchange,

          but excluding any of those assets (other than monies standing to the credit of the Earnings Account) subject to any Security Interest;

          "Loan" means the principal amount for the time being outstanding under this Agreement;

          "Margin" means one per cent. (1%) per annum, Provided that if the Value Adjusted Equity exceeds fifty per cent. (50%) and no Event of Default or Potential Event of Default has occurred, the Margin shall be reduced to seven eighths of one per cent. (7/8%) per annum from the next Interest Period commencing after the Lender has received a quarterly compliance certificate in the form set out in
          Schedule 4 showing that the Value Adjusted Equity exceeds 50%;

          "Mortgage" means, in relation to each Ship, the first priority account current ship mortgage on that Ship in the form set out in Appendix A (and, in the plural, means all of them);

          "net working capital" means, in relation to the Borrower and each Guarantor and at any time, its current assets less its current liabilities as shown in its Latest Accounts;

          "Newbuilding" means, with effect from delivery to and acceptance by the Borrower under the Building Contract, the platform supply vessel presently under construction for the Borrower by Brattvag Skipsverft AS and known during construction as Yard No. 68;

          "Pertinent Jurisdiction", in relation to a company, means (a) England and Wales, (b) the country under the laws of which the company is incorporated or formed, (c) a country in which the company's central management and control is or has recently been exercised, (d) a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax, (e) a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority, and (f) a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in (b) or (c);

          "Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

          "Pounds", "L." and "Sterling" means the lawful currency for the time being of the United Kingdom;

          "Repayment Date" means a date on which a repayment is required to be made under Clause 7;

          "Security Interest" means (a) a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind, (b) the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken, and (c) any arrangement entered into by a person (A) the effect of which is to place another person
          (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

          "Security Party" means each Guarantor and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within paragraph (b) of the definition of "Finance Documents";

          "Security Period" means the period commencing on the date of this Agreement and ending on the date on which all amounts payable by the Borrower or any Security Party under the Finance Documents have been paid;

          "Security Trustee" means Christiania Bank og Kreditkasse ASA, acting through its branch at Middelthunsgate 17, 0368 Oslo, Norway;

          "Ships" means, together, Highland Legend, Highland Star, Highland Pride, Highland Piper, Highland Warrior, and from delivery to, and acceptance by, the Borrower under the Building Contract, the Newbuilding (and, in the singular, means each of them);

          "Total Liabilities" means, at any time, the total liabilities of the Borrower as shown in its Latest Accounts;

          "Total Loss" and "Total Loss Date" have, in relation to each Ship, the meaning given in the Deed of Covenant relating to that Ship;

          "Transfer Certificate" has the meaning given in Clause 24;

          "Value Adjusted Equity" means Value Adjusted Total Assets less Total Liabilities (excluding any Financial Indebtedness which by its terms is subordinated to the Loan); and

          "Value Adjusted Total Assets" means, at any time, the total assets of the Borrower as shown in its Latest Accounts after deducting (i) goodwill and (ii) the values of the ships used in the preparation of its Latest Accounts and substituting, in the case of the Ships, the most recent market values shown by valuations complying with the requirements of Clause 12.4 and, in the case of any other ships, the most recent market values shown by valuations prepared on a similar basis (and if no such valuations have been made, the Lender shall be entitled to require that valuations shall be made on such similar basis).

1.1       In this Agreement:

          "asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

          "company" includes any partnership, joint venture and unincorporated association;

          "contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

          "document" includes a deed; also a letter, fax or telex;

          "expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

          "law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation, directive or decision of the Council of the European Union or the European Commission;

          "legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

          "liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

          "months"  shall be construed in accordance with Clause 1.3;

          "official consent"  and "official requirement" mean respectively:

          (a)     any consent, authorisation or clearance; and

          (b) any requirement, directive, request, guideline or notice (whether general or specific and whether or not having the force of law);

          of or issued by any fiscal, monetary or banking authority or any other governmental, official or public authority of any kind, including the Council of the European Union or the European Commission; and "official requirement" also includes a resolution of the United Nations or of its Security Council;

          "parent company"  has the meaning given in Clause 1.4;

          "person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

          "subsidiary"  has the meaning given in Clause 1.4; and

          "tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

1.2 A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

          (a) on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

          (b) on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

          and "month" and "monthly" shall be construed accordingly.

1.3       A company (S) is a subsidiary of another company (P) if:

          (a) a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

          (b) P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

          (c) P has the direct or indirect power to appoint or remove a majority of the directors of S; or

          (d) P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

          and any company of which S is a subsidiary is a parent company of S.

1.4       In this Agreement:

          (a) references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise; and

          (b) references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise.

1.5       Clauses 1.1 to 1.5 apply unless the contrary intention appears.


1.6 References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires.

1.7 The clause headings shall not affect the interpretation of this Agreement.

2         FACILITY

2.1 Subject to the other provisions of this Agreement, the Lender shall make a loan facility not exceeding L.27,565,000 available to the Borrower.

2.2 The Borrower undertakes with the Lender to use the Loan only for the purposes stated in the preamble to this Agreement.

3         DRAWDOWN

3.1 Subject to the following conditions, the Borrower may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Oslo time) 3 Business Days prior to the intended Drawdown Date for that Advance.

3.2       Those conditions are that:

          (a) Subject to the provisions of Clause 7.12, there shall only be two Advances, the first of L.18,565,000 and the second of L.9,000,000; and

          (b) the Drawdown Date for an Advance has to be a Business Day during the applicable Availability Period.

3.3 A Drawdown Notice must be signed by a director of the Borrower; and, once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4 Subject to the provisions of this Agreement, the Lender shall on the Drawdown Date for an Advance make available to the Borrower the proceeds of that Advance as the Borrower shall direct in the Drawdown Notice for that Advance.

4         INTEREST

4.1 Subject to the provisions of this Agreement, interest on an Advance in respect of an Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

4.2 Subject to the provisions of this Agreement, the rate of interest on an Advance in respect of an applicable Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

4.3 LIBOR for an Interest Period is the rate per annum determined by the Lender to be the rate of the offered quotation for deposits in Sterling which appears on the Reuter Monitor Money Rates Service page designated FRBD (or such other page on that service as may replace that page) at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period.

4.4 However, in the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during the Interest Period and on the last day of the Interest Period.

5         INTEREST PERIODS

5.1 The first Interest Period applicable to an Advance shall commence on the Drawdown Date for that Advance and each subsequent Interest Period applicable to that Advance shall commence on the expiry of the preceding Interest Period applicable to that Advance.

5.2       Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

          (a) 1, 3 or 6 months as notified by the Borrower to the Lender not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

          (b) 3 months, if the Borrower fails to notify the Lender by the time specified in paragraph (a) above; or

          (c)     such other period as the Lender may agree with the Borrower.

5.3       However,

          (a) unless the Lender notifies the Borrower to the contrary, the first Interest Period applicable to the second Advance and any Advance made pursuant to Clause 7.12 shall end on the last day of the Interest Period then current in respect of the first Advance, whereupon both Advances shall be consolidated and treated as a single Advance;

          (b) in respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date; and

          (c) the Borrower shall not select Interest Periods of 1 month more often than 3 times in each period of 12 months from the first Drawdown Date.

5.4 If, after the Borrower has selected an Interest Period longer than 6 months, the Lender notifies the Borrower by 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Sterling for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

6         DEFAULT INTEREST

6.1 The Borrower shall pay interest in accordance with the following provisions on any amount payable by the Borrower under any Finance
Document which the Lender or the Security Trustee does not receive on or before the relevant date, that is:

          (a) the date on which the Finance Documents provide that such amount is due for payment; or

          (b) if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

          (c) if such amount has become immediately due and payable under Clause 16.4, the date on which it became immediately due and payable.

6.2 Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

          (a) in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 6.3; or

          (b) in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 6.3.

6.3       Those rates are:

          (a) the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

          (b) the Margin plus, in respect of successive periods of any duration (including at call) up to three months which the Lender may select from time to time:

                  (i) LIBOR, as determined by the Lender in accordance with Clause 4.3; or

                  (ii) if the Lender determines that Sterling deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.


6.4 The Lender shall promptly notify the Borrower of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Lender's notification.

6.5 Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6 Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7         REPAYMENT AND PREPAYMENT

7.1 Subject to Clauses 7.2 and 7.10 below, the Borrower shall repay the Loan by 24 consecutive three-monthly instalments, the first 4 of five hundred and seventy thousand Pounds (L.570,000) each, the next 19 of seven hundred and seventy thousand Pounds (L.770,000) each and the final instalment of ten million six hundred and fifty five thousand Pounds (L.10,655,000). Instalments falling due shall be payable whether or not the second Advance has been made on any Repayment Date.

7.2 If the second Advance is not made for any reason, each of the first 23 instalments specified in Clause 7.1 shall be five hundred and seventy thousand Pounds (L.570,000) and the final instalment shall be five million four hundred and fifty five thousand Pounds (L.5,455,000).


7.3 The first instalment shall be repaid on the date falling 3 months after the first Drawdown Date and the last instalment on the date falling 72 months after the first Drawdown Date.

7.4 On the final Repayment Date, the Borrower shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.5 Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period.

7.6       Those conditions are:


          (a) that a partial prepayment shall be L.500,000 or a multiple thereof;

          (b) that the Lender has received from the Borrower at least 20 days prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

          (c) that the Borrower has provided evidence satisfactory to the Lender that any official consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any official requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

7.7 A prepayment notice may not be withdrawn or amended without the consent of the Lender.

7.8 If a Ship is sold or becomes a Total Loss, the Borrower shall prepay a portion of the Loan equal to the then prevailing Assigned Value of that Ship. Such prepayment shall be made simultaneously with the sale of that Ship (and as a condition of the release of the Mortgage on that Ship) or within 120 days after the Total Loss Date.

7.9 A prepayment shall be made together with accrued interest (and any other amount payable under Clause 18 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 18.1(b) but without premium or penalty.

7.10 Each partial prepayment shall be applied against the repayment instalments specified in Clause 7.1 in inverse order of maturity.

7.11 Except as provided in Clause 7.12, no amount prepaid under any provisions of this Agreement may be re-borrowed.

7.12 Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in a minimum amount of L.2,500,000, and re-borrow any amount so prepaid.

Those conditions are:

          (a) that the Lender has received from the Borrower at least 20 days prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made, and that amount is available for re-borrowing;

          (b) that the provisions of Clauses 3.1, 3.3 and 3.4 shall apply to any re-borrowing; and

          (c)     no re-borrowing of any amount prepaid pursuant to this Clause
                  7.12 can be made if and to the extent that it would result in the amount of the Loan exceeding the amount which the Loan should then be pursuant to the other provisions of this Agreement; and

          (d)     no re-borrowing of any amount prepaid pursuant to this Clause
                  7.12 can be made if an Event of Default or a Potential Event of Default has occurred and is continuing.

8         CONDITIONS PRECEDENT

8.1 The Lender's obligation to make each Advance is subject to the following conditions precedent:

          (a)     that the Lender receives the documents described in Schedule
                  2 below in form and substance satisfactory to it and its lawyers on or before the service of the Drawdown Notice for the Advance or, in the case of paragraph 9 of Part I and paragraph 3 of Part II, on or before the Drawdown Date for the Advance;

          (b) that, on or before the first Drawdown Date, the Lender receives the arrangement fee and the trustee fee referred to in Clause 17.1;

          (c) that on or before each Drawdown Date, the Lender receives all accrued commitment fee payable pursuant to Clause 17.1;

          (d) that both at the date of the Drawdown Notice and at the Drawdown Date for that Advance:

                  (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of the Advance;

                  (ii) the representations and warranties in Clause 9.1 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

                  (iii) none of the circumstances contemplated by Clause 22 has occurred and is continuing; and


          (e) that, if the ratio set out in Clause 12.1 were applied immediately following the making of the Advance, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause.

8.2 If the Lender, at its discretion, permits an Advance to be made before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business days after the Drawdown Date for that Advance (or such longer period as the Lender may specify).

9         REPRESENTATIONS AND WARRANTIES


9.1 The Borrower represents and warrants to the Lender and the Security Trustee as follows.

9.2 The Borrower is duly incorporated and validly existing under the laws of England.

9.3 The Borrower has an authorised share capital of L.655,865 divided into 655,865 registered shares of L.1 each, of which 655,767 shares have been issued fully paid, and the legal title (other than the legal title to 1 share held by GOMI) and beneficial ownership of all those shares is held, free of any Security Interest (except as disclosed in writing to the Lender) or other claim, by GNS.

9.4 The Borrower has the corporate capacity, and has taken all corporate action and obtained all official consents necessary for it:

          (a)     to execute the Building Contract;

          (b) to execute the Finance Documents to which the Borrower is a party; and

          (c) to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

9.5 All the official consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6 The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

          (a) constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

          (b) create legal, valid and binding Security Interests enforceable in accordance with their respective terms;

          subject to any relevant insolvency laws affecting creditors' rights generally.

9.7 The execution by the Borrower of each Finance Document, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document will not involve or lead to a contravention of:

          (a)     any law or official requirement; or

          (b)     the constitutional documents of the Borrower; or

          (c) any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

9.8 All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of England.

9.9 No Event of Default or Potential Event of Default has occurred and is continuing.

9.10 All information which has been provided in writing by or on behalf of the Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower from that disclosed in the latest of those accounts.

9.11 No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower's financial position or profitability.

9.12 The copy of the Building Contract delivered to the Lender before the date of this Agreement is a true and complete copy; the Building Contract constitutes valid, binding and enforceable obligations of Brattvag Skipsverft AS and the Borrower respectively in accordance with its terms; and no amendments or additions to the Building Contract have been agreed nor has the Borrower or Brattvag Skipsverft AS waived any of their respective rights under the Building Contract.

9.13 There is no agreement or understanding to allow or pay any rebate, premium, commission or other payment (howsoever described) to the Borrower or a third party in connection with the purchase by the Borrower of the Newbuilding, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.14 At the date of this Agreement, the Borrower is in compliance with Clauses 10.2, 10.4, 10.9 and 10.13.

9.15 The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower, its business or any Ship.

10        GENERAL UNDERTAKINGS

10.1 The Borrower undertakes with the Lender and the Security Trustee to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit in writing.

10.2 The Borrower will hold the legal title to, and own the entire beneficial interest in each Ship, her Insurances and her Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents, but this undertaking shall not apply to the Newbuilding until the second Drawdown Date.

10.3      The Borrower will not transfer, lease or otherwise dispose of:

          (a) all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

          (b) any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

10.4      The Borrower will not incur any liabilities or obligations except:

          (a)     those existing at the date of this Agreement;

          (b)     those arising under the Building Contract and the Finance
                  Documents;

          (c) those incurred in the ordinary course of managing, operating and chartering any vessel owned, managed or chartered by the Borrower;

          (d) those incurred in ordering and acquiring one additional platform supply vessel of the same UT 755 design as the Newbuilding and otherwise as already disclosed by the Borrower to the Lender in writing; or

          (e) in addition to those covered by paragraphs (a) to (d) above, those not exceeding L.500,000 in aggregate at any time.

10.5 All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6      The Borrower will send to the Lender:

          (a) as soon as possible, but in no event later than 150 days after the end of each financial year of the Borrower, the audited accounts of the Borrower;

          (b) as soon as possible, but in no event later than 45 days after the end of each quarter in each financial year of the
                  Borrower:

                  (i) unaudited accounts of the Borrower prepared in accordance with accounting principles generally accepted in England, consistently applied and certified as to their correctness by a director of the Borrower; and

                  (ii) management accounts in a format approved by the Lender which show the results of the operation of each Ship during the preceding financial quarter and which are certified as to their correctness by a director of the Borrower; and

                  (iii)   a compliance certificate in the form set out in
                          Schedule 4 signed by a director of the Borrower.

10.7      All accounts (audited and unaudited) delivered under Clause 10.6 will:

          (a) be prepared in accordance with all applicable laws and accounting principles generally accepted in England consistently applied;

          (b) give a true and fair view of the state of affairs of the Borrower at the date of those accounts and of its profit for the period to which those accounts relate; and

          (c) fully disclose or provide for all significant liabilities of the Borrower.

10.8 The Borrower will send to the Lender, at the same time as they are despatched, copies of all communications which are despatched to the Borrower's shareholders or creditors or any class of them (other than communications to a specific creditor under the terms of any agreement with that creditor)

10.9 The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all official consents required:

          (a) for the Borrower to perform its obligations under any Finance Document;

          (b)     for the validity or enforceability of any Finance Document;

          (c)     for the Borrower to continue to own and operate each Ship;

          and the Borrower will comply with the terms of all such official consents.

10.10 The Borrower will promptly register, file, record or enrol any Finance Document with any court or authority in England, Bermuda or Panama, pay any stamp, registration or similar tax in England, Bermuda or Panama in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.11 The Borrower will provide the Lender with details of any legal or administrative action involving the Borrower, any Security Party or any Ship, her Earnings or her Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.12 The Borrower will not agree to any material amendment or supplement to, or waive or fail to enforce, the Building Contract or any of its provisions.

10.13 The Borrower will maintain its registered office, and keep its corporate documents and records, at the address stated at the commencement of this Agreement.

10.14 The Borrower will, within two Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by two directors of the Borrower and which:

          (a) states that no Event of Default or Potential Event of Default has occurred; or

          (b) states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.15 The Borrower will notify the Lender as soon as the Borrower becomes aware of:

          (a) the occurrence of an Event of Default or a Potential Event of Default; or

          (b) any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

          and will thereafter keep the Lender fully up-to-date with all developments.

10.16 The Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

          (a)     to the Borrower, any Ship, her Insurances or her Earnings;
                  or

          (b) to any other matter relevant to, or to any provision of, a Finance Document;

          which may reasonably be requested by the Lender at any time.

11        CORPORATE UNDERTAKINGS

11.1 The Borrower also undertakes with the Lender and the Security Trustee to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit (such permission not to be unreasonably withheld in relation to Clause 11.3(g)).

11.2 The Borrower will maintain its separate corporate existence under the laws of England.

11.3      The Borrower will not:

          (a) make any material change in the nature of its business as conducted at the date of this Agreement; or

          (b) repay any principal of or interest on a loan owing to any such person or company as is referred to in Clause 11.3(c) below or pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital unless, after doing so, the aggregate of the net working capital of the Borrower and of each Guarantor exceeds L.4,000,000; or

          (c)     provide any form of credit or financial assistance to:

                  (i) a person who is directly or indirectly interested in the Borrower's share or loan capital; or

                  (ii) any company in or with which such a person is directly or indirectly interested or connected;

                  or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length;

          (d)     assign or otherwise dispose of any book debt;

          (e) issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

          (f) acquire any shares or other securities other than government issued bills and bonds, certificates of deposit issued by prime banks and marketable securities quoted on a recognised stock exchange, or enter into any transaction in a derivative (other than an interest rate or currency hedge entered into in the ordinary course of business); or

          (g) enter into any form of amalgamation, merger or de- merger or any form of reconstruction or reorganisation.

11.4      The Borrower will:

          (a)     at all times retain Liquid Assets of at least L.500,000;

          (b) ensure that the Borrower's Value Adjusted Equity is at least L.12,000,000; and

          (c) ensure that the Borrower's Value Adjusted Equity is at least 40 per cent. of the Borrower's Value Adjusted Total Assets.

12        SECURITY COVER

12.1 The Borrower undertakes with the Lender and the Security Trustee that, if the Lender notifies the Borrower that:

          (a) the aggregate of the market values (determined as provided below) of the Ships; plus

          (b) the net realisable value of any additional security previously provided under this Clause 12;


          is below 150 per cent. of the Loan, the Borrower will, within one month after the date on which the Lender's notice is served, either:

                  (i) provide, or ensure that a third party provides, additional security which, in the reasonable opinion of the Lender, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Lender may reasonably approve or require; or

                  (ii) prepay in accordance with Clause 7 such part (at least) of the Loan as will eliminate the shortfall.

12.2 In Clause 12.1 "security" means a Security Interest over an asset or assets (whether securing the Borrower's liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower's liabilities under the Finance Documents.

12.3      The Borrower shall not be deemed to have complied with Clause 12.1
(i) above until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Part I Schedule 2 below and such legal opinions in terms reasonably acceptable to the Lender from such lawyers as it may select.

12.4 The market value of a Ship at any date is the arithmetic mean of the values shown by valuations prepared:

          (a)     as at a date not more than 14 days previously;

          (b) by 2 independent sale and purchase shipbrokers which the Borrower has appointed and the Lender has approved or (if the Borrower has not appointed 2 such shipbrokers promptly after a request from the Lender to do so) which the Lender has appointed for the purpose;

          (c) with or without physical inspection of that Ship (as the Lender may require);

          (d) on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

          (e) after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

12.5 The net realisable value of any additional security which is provided under Clause 12.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 12.4.

12.6 Any valuation under Clause 12.1(i), 12.4 or 12.5 shall be binding and conclusive as regards the Borrower, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

12.7 The Borrower shall promptly provide the Lender and any shipbroker or expert acting under Clause 12.4 or 12.5 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

12.8 The Borrower shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause (but not more often than twice in any calendar year) and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

13        PAYMENTS AND CALCULATIONS

13.1 All payments to be made by the Borrower to the Lender or the Security Trustee under a Finance Document shall be made to the Lender (or to the Security Trustee, in the case of an amount payable to it):

                  (i) by not later than 11.00 a.m. (London time) on the due date;

                  (ii) in same day Sterling funds settled in such manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

                  (iii) in the case of an amount payable to the Lender, to such account of the Lender with such bank as the Lender may from time to time notify to the Borrower; and
                  (iv) in the case of an amount payable to the Security Trustee, to such account of the Security Trustee with such bank as the Security Trustee may from time to time notify to the Borrower.

13.2 If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

          (a) the due date shall be extended to the next succeeding Business Day; or

          (b) if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

          and interest shall be payable during any extension under paragraph
          (a) at the rate payable on the original due date.

13.3 All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 365 day year.

13.4 The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

13.5 If the account maintained under Clauses 13.4 shows an amount to be owing by the Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

14        APPLICATION OF RECEIPTS

14.1 Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender or the Security Trustee under or by virtue of any Finance Document shall be applied:-

          FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrower, the Security Parties and the Security Trustee;

          SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower, the Security Parties and the Security Trustee, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

          THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

14.2 The Lender may, by notice to the Borrower, the Security Parties and the Security Trustee, provide for a different manner of application from that set out in Clause 14.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

14.3      The Lender may give notices under Clause 14.2 from time to time;
and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

14.4      This Clause 14 and any notice which the Lender gives under Clause
14.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

15        APPLICATION OF EARNINGS

15.1 The Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the Deeds of Covenant), all the Earnings are paid to the Earnings Account.

15.2 Until such time after an Event of Default occurs as the Lender directs to the contrary, sums standing to the credit of the Earnings Account shall be at the disposal of the Borrower for any purpose not inconsistent with the terms of the Finance Documents.

15.3 The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 17 or 18 or payment of which it or the Security Trustee has become entitled to demand under Clause 17 or 18.

16        EVENTS OF DEFAULT

16.1      An Event of Default occurs if:

          (a) the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

          (b)     any breach occurs of Clause 8.2, 10.2, 10.3, 11.2, 11.3,
                  11.4 or 12.1; or

          (c) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b) above) unless the breach is capable of remedy and within 14 Business Days (or such other remedy period as may be specified by the relevant provision of the Finance Documents) after the Lender serves on the Borrower a notice requiring the breach to be remedied, the Lender notifies the Borrower in writing that the breach has been remedied to its satisfaction; or

          (d) any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

          (e) any of the following occurs in relation to any Financial Indebtedness of, or aggregating, L.50,000 or more or the equivalent in another currency of a Relevant Person (as defined in Clause 16.7) unless such occurrence is being contested by bona fide proceedings diligently pursued:

                  (i) any such Financial Indebtedness is not paid when due or, if so payable, on demand; or

                  (ii) any such Financial Indebtedness becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

                  (iii) a lease, hire purchase agreement or charter creating any such Financial Indebtedness is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

                  (iv) any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any such Financial Indebtedness ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

                  (v) any Security Interest securing any such Financial Indebtedness becomes enforceable; or


          (f)     any of the following occurs in relation to a Relevant Person:

                  (i) a Relevant Person becomes, in the reasonable opinion of the Lender, unable to pay its debts as they fall due; or

                  (ii) any assets of a Relevant Person are subject of any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, L.50,000 or more or the equivalent in another currency unless such event is being contested by bona fide proceedings diligently pursued; or

                  (iii) any administrative or other receiver is appointed over any asset of a Relevant Person; or

                  (iv) a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or a Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or a petition is

                  (v) presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

                  (vi) a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or any meeting

                  (vii) of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv),
                          (v) or (vi) above; or

                  (viii) in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

          (g) the Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

          (h) it becomes unlawful in any Pertinent Jurisdiction or impossible (i) for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document or (ii) for the Lender or the Security Trustee to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

          (i) any official consent necessary to enable the Borrower to own, operate or charter the Ships or to enable the Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or the Building Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

          (j) it appears to the Lender that, without its prior consent, a material change has occurred or probably has occurred in the ultimate beneficial ownership of any of the shares in the Borrower or either Guarantor or in the ultimate control of the voting rights attaching to any of those shares; or

          (k) any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

          (l) the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

          (m) there occurs any material (in the opinion of the Lender) adverse change in the financial position of the Borrower or either Guarantor in the light of which the Lender considers that there is a significant risk that the Borrower or either Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due.

16.2      On, or at any time after, the occurrence of an Event of Default:


          (a)     the Lender may;

                  (i) serve on the Borrower a notice stating that all obligations of the Lender to the Borrower under this Agreement are terminated; and/or

                  (ii) serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable; and/or

                  (iii) take any other action which, as a result of the Event of Default or any notice served under paragraph
                          (i) or (ii) above, the Lender is entitled to take under any Finance Document or any applicable law; and/or

16.2      (b)     the Security Trustee may take any action which, as a result of the Event of Default or any notice served under paragraph
                  (a) (i) or (ii) above, the Security Trustee and/or the Lender is entitled to take under any Finance Document or any applicable law.

16.3 On the service of a notice under paragraph (a)(i) of Clause 16.2, all the obligations of the Lender to the Borrower under this Agreement shall terminate.

16.4 On the service of a notice under paragraph (a)(ii) of Clause 16.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable.

16.5 The Lender may serve notices under paragraphs (a) (i) and (ii) of Clause 16.2 simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

16.6 Neither the Lender nor the Security Trustee nor any receiver or manager appointed by the Lender or the Security Trustee, shall have any liability to the Borrower or a Security Party:

                  (a) for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

                  (b) as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a

                         Security Interest or for any reduction (however caused) in the value of such an asset;

          except that this does not exempt the Lender, the Security Trustee or a receiver or manager from liability for losses shown to have been caused mainly and directly by the gross and culpable negligence or the dishonesty of the Lender's or the Security Trustee's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

16.7 In this Clause 16 "a Relevant Person" means the Borrower, each Security Party and any company which is a subsidiary or a fellow-subsidiary of the Borrower or a Security Party; but excluding any company which is dormant and the value of whose gross assets is L.50,000 or less.

16.8 In Clause 16.1(e) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 16.1(f) "petition" includes an application.

17        FEES AND EXPENSES

17.1      The Borrower shall pay to the Lender:

          (a) (i) on the earlier of the first Drawdown Date and the date falling one month after the date of this Agreement, an arrangement fee of L.27,847.50 and (ii) on the earlier of the second Drawdown date and 30th June, 1998, an arrangement fee of L.22,500; and

          (b) quarterly in arrears during the period from (and including) 9th May, 1997 to the earlier of (i) the second Drawdown Date and (ii) 30th June, 1998, and on the last day of that period a commitment fee at the rate of 3/8 per cent. per annum on the undrawn amount of the Loan;

          (c) in respect of any amounts prepaid pursuant to Clause 7.12 which remain available for re-borrowing, quarterly in arrears during the period from (and including) 9th May, 1997 to the earlier of (i) the date on which such amount is advanced to the Borrower, and (ii) such amount ceases to be available for re-borrowing, and on the last day of that period a commitment fee at the rate of 3/8 per cent. per annum on the undrawn amount of the Loan, and

          (d) for the benefit of the Security Trustee, on the first Drawdown Date and each anniversary thereof, a trustee fee of L.5,000.

17.2 The Borrower shall pay to the Lender or the Security Trustee on its demand the amount of all expenses incurred by the Lender or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

17.3 The Borrower shall pay to the Lender or the Security Trustee, on its demand, the amount of all expenses incurred by the Lender or the Security Trustee in connection with:

          (a) any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

          (b) any consent or waiver by the Lender or the Security Trustee concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

          (c) the valuation of any security provided or offered under Clause 12 or any other matter relating to such security; or

          (d) any step taken by the Lender or the Security Trustee with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

          There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

17.4 The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender's demand, fully indemnify the Lender and the Security Trustee against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

17.5 A notice which is signed by two officers of the Lender or the Security Trustee, which states that a specified amount, or aggregate amount, is due to the Lender or the Security Trustee (as the case may be) under this Clause 17 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.


18        INDEMNITIES

18.1 The Borrower shall fully indemnify the Lender and the Security Trustee on its demand in respect of all expenses, liabilities and losses which are incurred by the Lender or the Security Trustee, or which the Lender or the Security Trustee reasonably and with due diligence estimates that it will incur, as a result of or in connection with:


          (a) the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender or the Security Trustee;

          (b) the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

          (c) any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 6);

          (d) the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 16;

          and in respect of any tax (other than tax on its overall net income) for which the Lender or the Security Trustee is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

18.2 Without limiting its generality, Clause 18.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by the Lender or the Security Trustee:

          (a) in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

          (b) in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender or the Security Trustee) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

18.3 The Borrower shall fully indemnify the Lender and the Security Trustee on its demand in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, the Lender or the Security Trustee, in any country, in relation to:

          (a) any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or the Security Trustee or by any receiver appointed under a Finance Document;

          (b) any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

          other than liability items which are shown to have been caused mainly and directly by the gross and culpable negligence or the dishonesty of the Lender's or the Security Trustee's own officers or employees.

18.4 Without prejudice to its generality, Clause 18.3 covers any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

18.5 If any sum due from the Borrower or any Security Party to the Lender or the Security Trustee under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

          (a) making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

          (b) obtaining an order or judgment from any court or other tribunal; or

          (c)     enforcing any such order or judgment;

          the Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

          Here the "available rate of exchange" means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

18.6 Clause 18.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

18.7 A notice which is signed by two officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 18 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.


19        NO SET-OFF OR TAX DEDUCTION

19.1 All amounts due from the Borrower under a Finance Document shall be paid:

          (a)     without any form of set-off, cross-claim or condition; and

          (b) free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

19.2 If the Borrower is required by law to make a tax deduction from any payment:

          (a) the Borrower shall notify the Lender as soon as it becomes aware of the requirement;

          (b) the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

          (c) the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender and the Security Trustee receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

19.3 Within one month after making any tax deduction, the Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

19.4 In this Clause 19 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on the Lender's or Security Trustee's overall net income.

20        ILLEGALITY, ETC

20.1 This Clause 20 applies if the Lender notifies the Borrower that it has become, or will with effect from a specified date, become:

          (a) unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

          (b) contrary to, or inconsistent with, an official requirement, for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

20.2 On the Lender so notifying the Borrower, the Lender's obligation to make the Loan shall terminate; and thereupon or, if later, on the date specified in the Lender's notice as the date on which the notified event would become effective the Borrower shall prepay the Loan in full in accordance with Clause 7.

21        INCREASED COSTS

21.1 This Clause 21 applies if the Lender notifies the Borrower that it considers that as a result of:

          (a) the introduction or alteration after the date of this Agreement of a law or an official requirement or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

          (b) the effect of complying with any official requirement (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say,:

                  (i) an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

                  (ii) a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

                  (iii) an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

                  (iv) a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

          but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 18.1 or by Clause 19.

21.2 The Borrower shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrower that it has specified to be necessary to compensate it for the increased cost.

21.3 If the Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 21.2, the Borrower may give the Lender not less than 14 days' notice of its intention to prepay the Loan at the end of an Interest Period.

21.4 That notice shall be irrevocable; and on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

21.5      Clause 7 shall apply in relation to the prepayment.

22        CHANGES IN CIRCUMSTANCES

21.1 This Clause 22 applies if by reason of circumstances affecting the London Interbank Market the Lender is unable to determine LIBOR in accordance with Clause 4.3 or is unable to obtain Sterling in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period.

22.2 The Lender shall promptly notify the Borrower stating the circumstances which have caused its notice to be given.

23.3 If the Lender's notice is served on the Borrower before an Advance is made, the Lender's obligation to make that Advance shall be suspended while the circumstances referred to in the Lender's notice continue.

22.4 The Borrower and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 22.2 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

22.5 Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

22.6 However, if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Sterling or in any available currency of the Loan plus the Margin; and the procedure provided for by this Clause 22.6 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

22.7 If the Borrower does not agree with an interest rate set by the Lender under Clause 22.6, the Borrower may give the Lender not less than 15 Business Days' notice of its intention to prepay at the end of the interest period set by the Lender.

22.8 That notice shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin.

22.9      Clause 7 shall apply in relation to the prepayment.

23        SET-OFF

23.1      The Lender and the Security Trustee may without prior notice:

          (a) apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of the Lender or the Security Trustee in or towards satisfaction of any sum then due from the Borrower to the Lender or the Security Trustee under any of the Finance Documents; and

           (b)    for that purpose:

                  (i) break, or alter the maturity of, all or any part of a deposit of the Borrower;

                  (ii) convert or translate all or any part of a deposit or other credit balance into Sterling;

                  (iii) enter into any other transaction or make any entry with regard to the credit balance which the Lender or the Security Trustee considers appropriate.

23.2 Neither the Lender nor the Security Trustee shall be obliged to exercise any of its rights under Clause 23.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender or the Security Trustee is entitled (whether under the general law or any document).

24        TRANSFERS AND CHANGES IN LENDING OFFICES

24.1      The Borrower may not, without the consent of the Lender:

          (a) transfer any of its rights or obligations under any Finance Document; or

          (b) enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

24.2 Subject to Clauses 24.4, a Lender (the "Transferor Lender") may at any time at its sole cost and expense, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required in the case of a transfer to a subsidiary or the parent company of the Transferor Lender or to another subsidiary of its parent company), cause:

          (a)     its rights in respect of all or part of the Loan; or

          (b)     its obligations to advance all or part of the Loan; or

          (c)     a combination of (a) and (b);

          to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution (a "Transferee Lender") by delivering to the Security Trustee a completed certificate in the form set out in Schedule 3 with any modifications approved or required by the Security Trustee (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

24.3 As soon as reasonably practicable after a Transfer Certificate is delivered to the Security Trustee, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

          (a) sign the Transfer Certificate on behalf of itself, the Borrower and each Security Party;

          (b) on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

          (c) send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

24.4 A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided that it is signed by the Security Trustee under Clause 24.3 on or before that date.

24.5 No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

24.6 However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Security Trustee may, if it sees fit, by notice to the successor and the Borrower waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Security Trustee's notice, the successor shall become a Lender with the same obligations and rights as were held by the predecessor Lender.

24.7 A Transfer Certificate takes effect in accordance with English law as follows:

          (a) to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

          (b) the Transferor Lender's obligations are discharged to the extent specified in the Transfer Certificate;

          (c) the Transferee Lender becomes a Lender with the obligations previously held by the Transferor Lender specified in the Transfer Certificate;

          (d) the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about the exclusion of liability on the part of, and the indemnification of, the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

          (e) an Advance or part of an Advance which the Transferee Lender makes after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been made by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed; and

           (f) the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them.

          The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

24.8 The Borrower irrevocably authorises the Security Trustee to sign Transfer Certificates on its behalf.

24.9 The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party or the Security Trustee.

24.10 The Lender may disclose to a potential transferee or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

24.11 The Lender may change its lending office by giving notice to the Borrower and the change shall become effective on the later of:

          (a)     the date on which the Borrower receives the notice; and

          (b) the date, if any, specified in the notice as the date on which the change will come into effect.

24.12 If, at the time of any transfer or change of lending office by the Lender, circumstances exist which would oblige the Borrower to pay to the Transferee Lender or the Lender under Clauses 19, 20 or 21 any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender under the relevant Clause in the absence of that transfer or change of lending office the Borrower shall not be obliged to pay that excess.

25        VARIATIONS AND WAIVERS

25.1 A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender's or the Security Trustee's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or telex, by the Borrower, the Security Trustee and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

25.2 Except for a document which satisfies the requirements of Clauses 25.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender or the Security Trustee (or any person acting on its behalf) shall result in the Lender or the Security Trustee (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

          (a)     a provision of this Agreement or another Finance Document; or

          (b)     an Event of Default; or

          (c) a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

          (d) any right or remedy conferred by any Finance Document or by the general law;

          and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain time.

26        NOTICES

26.1 Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter, fax or telex; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

26.2      A notice shall be sent:

          (a)    to the Borrower:          10 Charlotte Road
                                           London SW13 9QJ
                                           Fax No: 0181 748 568

                                           with a copy to:

                                           201 Energy Centre Parkway
                                           Suite 200
                                           Lafayette
                                           Louisiana 70508
                                           Fax No: 318 235 2584

                                           and
                                           5 Post Oak Park
                                           Suite 1170
                                           Houston
                                           Texas 77027
                                           Fax No: 713 963 9796

          (b)    to the Lender or          P.O. Box 1166 Sentrum
                 the Security Trustee:     0107 Oslo
                                           Fax No: 22 48 47 51
                                           (att: International Loans Admin.)

          or to such other address as the relevant party may notify the other.

26.3      Subject to Clauses 26.4 and 26.5:

          (a) a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

          (b) a notice which is sent by telex or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

26.4      However, if under Clause 26.3 a notice would be deemed to be served:

          (a)     on a day which is not a business day in the place of receipt;
                  or

          (b)     on such a business day, but after 5 p.m. local time;

          the notice shall (subject to Clause 26.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

26.5 Clauses 26.3 and 26.4 do not apply if the recipient of a notice notifies the sender within 2 hours after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

26.6 Any notice under or in connection with a Finance Document shall be in English.

26.7 In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

27        THE SECURITY TRUSTEE

27.1      In this Clause the "Trust Property" means:

          (a) all Security Interests and all rights granted to, or held or exercisable by, the Security Trustee under or by virtue of the Finance Documents, except rights clearly intended for the sole benefit or protection of the Security Trustee;

          (b) all moneys which are received or recovered by or on behalf of the Security Trustee under or by virtue of any Security Interest or right covered by paragraph (a) above, including any moneys which are received or recovered by it as a result of the enforcement or exercise by it of such a Security Interest or right;

          (c) all moneys and other assets which may accrue in respect of, or be derived from, any moneys covered by paragraph (b) above; and

          (d) any rights or other assets which the Security Trustee, by notice to the Lender, states shall be deemed to form part of the Trust Property;

          except any moneys which the Security Trustee has transferred to the Lender or (being entitled to do so) has retained in accordance with the following provisions of this Clause.

27.2      The Security Trustee shall:

          (a) hold the Trust Property on trust for the Lender and the Security Trustee; and

          (b) deal with the Trust Property; in accordance with this Clause and the other provisions of the Finance Documents.

27.3 Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Trustee receives or recovers and which are Trust Property shall (without prejudice to the rights of the Security Trustee under any Finance Document to credit any moneys received or recovered by it to any suspense account) be transferred to the Lender for application in accordance with Clauses 13 and 14.

27.4 However, before transferring such moneys to the Lender, the Security Trustee may deduct any sum then due and payable under this Agreement or any other Finance Document to the Security Trustee or any receiver, agent or other person appointed by it and retain that sum for itself or, as the case may require, pay it to the other person to whom it is then due and payable; for this purpose if the Security Trustee has become entitled to require a sum to be paid to it on demand, that sum shall be treated as due and payable, even if no demand has yet been served.

27.5 In addition to its rights under or by virtue of this Agreement and the Finance Documents, the Security Trustee shall have all of the rights conferred on a trustee by the Trustee Act 1925 and any other applicable law for the time being in force.

27.6 The duties of the Security Trustee are limited to those expressly set out in this Agreement and the Finance Documents; and the Lender waives any additional or more extensive fiduciary or other obligation which the Security Trustee might otherwise have by virtue of its position or its designation as trustee.

27.7      Subject to the provisions of the Finance Documents:

          (a) the Security Trustee shall act in connection with the Finance Documents in accordance with the written instructions of the Lender; but

          (b) in the absence of any such instructions, the Security Trustee shall not be obliged to act.

27.8 The Security Trustee shall not have any obligation to request the Lender to give it any instructions or to make any determination.

27.9      The Security Trustee cannot be required by the Lender:

          (a) to commence, join in or defend any form of legal proceeding or to take or participate in any other action which it considers will or may expose it to any liability (whether for expenses or otherwise) unless it has first received a letter of credit in such amount and terms and from such a bank as it may require; or

          (b) to take or participate in any action which the Security Trustee considers is or may be contrary to any Finance Document or unlawful or contrary to or inconsistent with any official requirement or the policy of any authority which regulates or supervises any activity of the Security Trustee or the Lender.

27.10 Any action which the Security Trustee takes or purports to take on behalf of the Lender at a time when it had not been authorised to do so shall, if subsequently ratified, be as valid as regards the Borrower, the Security Parties and the Lender as if the Security Trustee had been expressly authorised in advance.

27.11 The Security Trustee shall not have or incur any obligation or to the Lender, the Borrower or any Security Party except those expressly specified in the Finance Documents; and no term shall be implied into any Finance Document to the effect that the Security Trustee has such an obligation or responsibility.

27.12 The Security Trustee shall not be liable to the Borrower, any Security Party or the Lender for any loss or expense attributable to any action taken or omitted to be taken by the Security Trustee, or any of its officers, employees or agents under or in connection with any Finance Document unless the loss or expense is shown to have been caused directly and mainly by the gross and culpable negligence or the dishonesty of the Security Trustee's own officers or employees; and neither the Borrower, nor any Security Party nor the Lender shall make any claim against an officer, employee or agent of the Security Trustee in respect of such a loss or expense unless he is shown to have acted dishonestly.

27.13 The Security Trustee shall have no responsibility to keep under review or to report to the Lender about:

          (a) the financial position or the affairs of the Borrower, any Security Party or any other person; or

          (b) the accuracy of any representation, warranty or statement made (or deemed to be repeated), or any information provided (whether before the date of this Agreement or otherwise), by the Borrower or any Security Party in or in connection with any Finance Document; or

          (c) the title, value or any other matter relating to, any asset covered or proposed to be covered by a Security Interest created by a Finance Document; or

          (d) whether any Event of Default or Potential Event of Default has occurred.

27.14 The Security Trustee shall not be treated as having knowledge, or any form of notice, of:

          (a)     an Event of Default or a Potential Event of Default; or

          (b)     any other event or matter which is relevant to any Finance
                  Document;

          until the Event of Default or Potential Event of Default or (as the case may require) the other event or matter concerned has been specifically brought to the attention of the officers of the Security Trustee who have direct responsibility for the carrying out of the Security Trustee's functions under the Finance Documents and so brought to their attention specifically for the purposes of the Finance Documents.

27.15     The Security Trustee shall not be responsible to the Lender for:

          (a) any breach by the Borrower or a Security Party of any Finance Document; or

          (b)     the business merits of the terms of any Finance Document; or

          (c) ensuring and preserving the validity or enforceability of any Finance Document or the validity, enforceability or priority of any Security Interest created or purportedly created by a Finance Document.

27.16     The Security Trustee may:

          (a) engage lawyers, accountants and other experts, and rely on their advice;

          (b) rely on any communication or document, including any Transfer Certificate, which it believes to be genuine and correct and to have been communicated, sent or signed by (or with the authority of) the person by whom (or on whose behalf) it purports to be communicated, sent or signed; and

          (c) perform all or any of its functions under this Agreement and the other Finance Documents through any office or branch of the Security Trustee which it may from time to time select and notify to the other parties or through any kind of agent and, in particular, by power of attorney or otherwise delegate the exercise of any of its powers and discretions under the Finance Documents to any person on such terms (as to duration, sub-delegation, remuneration, exoneration and otherwise) as the Security Trustee may consider appropriate.

27.17 The Security Trustee shall be fully entitled, without liability to account or disclose to the Lender, to enter into:

          (a) banking, investment and/or other transactions of every kind with the Borrower or any Security Party (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security trustee for, and/or participating in, other facilities to the Borrower or a Security Party), and

          (b) transactions relating, or dealings in, to any securities issued or to be issued by the Borrower or any Security Party;


          as though the Security Trustee were not a trustee of the Lender; and, in particular, the Security Trustee:

                  (i) shall have no obligation to make available to the Lender any information which it acquires in connection with any such transaction or to use such information for the benefit of the Lender or for the purposes of any Finance Document; and

                  (ii) shall be fully entitled to act or refrain from acting in relation to any such transaction having exclusive regard to its own best interests.

27.18 At the end of the Security Period, the Security Trustee shall release, without any covenants for title or other recourse whatsoever, all the Security Interests created by the Finance Documents, whereupon the Security Trustee shall be discharged from all liabilities and obligations which it has under this Agreement and the other Finance Documents.

27.19 The trusts hereby constituted are governed by English law, and the applicable perpetuity period is 75 years commencing on the date of this Agreement.

27.20     In this Clause "right" includes any power, discretion or remedy.

28        SUPPLEMENTAL


28.1 The rights and remedies which the Finance Documents give to the Lender and the Security Trustee are:

          (a)     cumulative;

          (b)     may be exercised as often as appears expedient; and

          (c) shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

28.2 If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

28.3      A Finance Document may be executed in any number of counterparts.

29        LAW AND JURISDICTION


29.1 This Agreement is governed by and construed in accordance with English law.

29.2 Without prejudice to Clause 29.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

29.3 However, Clause 29.2 is for the exclusive benefit of the Lender, which reserves the right to (a) commence proceedings in respect of any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction in relation to that matter, and (b) to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

29.4 The Borrower waives any objection on the ground of inconvenient forum to any proceedings which relate to this Agreement being brought:

         (a)      in the courts of England; and

         (b)      in any other courts by virtue of Clause 29.3.

29.5 Nothing in this Clause 29 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

29.6 If the Lender commences proceedings in connection with a Finance Document, that shall not preclude it from commencing proceedings (whether concurrently or not) with respect to that or any other Finance Document in another jurisdiction.

29.7 In this Clause 29, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

                                   SCHEDULE 1

                                DRAWDOWN NOTICE


To:       Christiania Bank og Kreditkasse
          P.O. Box 1166 Sentrum
          0107 Oslo

Attention: Loans Administration                          [               ], 1997

                                DRAWDOWN NOTICE

1.        We refer to the loan agreement (the "Loan Agreement") dated
          1997 and made between ourselves, as Borrower, and yourselves, as Lender and Security Trustee, in connection with a facility of up to L.27,565,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.        We request to borrow as follows:-

          (a)      Amount: L.[         ];

          (b)      Drawdown Date:  [             ];

          (c)      Duration of the first Interest Period shall be [        ]
                   months;

          (d)      Payment instructions : account in our name and numbered [
                   ] with [                 ] of [                       ].

3.        We represent and warrant that:

          (a) the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

          (b) no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

                              [Name of Signatory]

                                    Director
                              for and on behalf of
                           Gulf Offshore N.S. Limited

                                   SCHEDULE 2

                         CONDITION PRECEDENT DOCUMENTS

                                     PART I

The following are the documents referred to in Clause 8.1 in relation to the first Advance.

1. A duly executed original of each Finance Document (except those relating to the Newbuilding) and of each document required to be delivered by each such Finance Document, including (but without limitation) all notices of assignment, acknowledgements and letters of undertaking required by the Deeds of Covenant.

2. Copies of the certificate of incorporation and constitutional documents of the Borrower and each Security Party.

3. Copies of resolutions of the directors of the Borrower and each Security Party authorising the execution of each of the Finance Documents to which the Borrower or that Security Party is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of the Building Contract.

4. The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or a Security Party.

5. Copies of all official consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or the Building Contract.

6. The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account.

7. The audited (or, in the case of GOMI, unaudited) consolidated accounts of the Borrower and each Guarantor for the year ended 31st December, 1996.

8.        A copy of the Building Contract.

9.        Documentary evidence that each Ship (other than the Newbuilding):

          (a) is definitively and permanently registered in the name of the Borrower under British flag at the port of London, save that "Highland Warrior" is registered at the port of Hamilton, Bermuda;

          (b) is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

          (c) maintains the class + 1A1 with Det norske Veritas, save that "Highland Legend" maintains the class +100A1 offshore supply ship +LMC + UMS with Lloyds Register, free of all recommendations and qualifications of such Classification Societies;

          (d) the Mortgage on her has been duly registered against that Ship as a valid first priority ship mortgage in accordance with the laws of England;

          (e) is insured in accordance with the provisions of the Deed of Covenant and all requirements therein in respect of insurances have been complied with; and

          (f) is managed by an Approved Manager on terms acceptable to the Lender, together with a letter or letters of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the management of the Ships (or any of them) and subordinating the rights of the Approved Manager against the Ships (or any of them) and the Borrower to the rights of the Lender and the Security Trustee under the Finance Documents.

10. Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of Panama and Bermuda and such other relevant jurisdictions as the Lender may require.

Each of the documents specified in paragraphs 2, 3, 5 and 8 above and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower.

                                    PART II

The following are the documents referred to in Clause 8.1 in relation to the second Advance.

1. A duly executed original of each Finance Document relating to the Newbuilding and of each document required to be delivered by each such Finance Document, including (but without limitation) all notices of assignment, acknowledgements and letters of undertaking required by the Deed of Covenant.

2. A certificate signed by a director or the secretary of the Borrower that there has been no revocation of or change to any of the Documents specified in paragraphs 2, 3 and 5 of Part I and each of them remains in full force and effect.

3.        Documentary evidence that the Newbuilding:

          (a) is definitively and permanently registered in the name of the Borrower under British flag;

          (b) is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;

          (c) maintains the class + 1A1 with Det norske Veritas free of all recommendations and qualifications of such Classification Society;

          (d) the Mortgage on her has been duly registered against that Ship as a valid first priority ship mortgage in accordance with the laws of England;

          (e) is insured in accordance with the provisions of the Deed of Covenant and all requirements therein in respect of insurances have been complied with; and

          (f) is managed by an Approved Manager from the second Drawdown Date on terms acceptable to the Lender, together with a letter or letters of undertaking executed by the Approved Manager in favour of the Security Trustee in the terms required by the Security Trustee agreeing certain matters in relation to the management of the Newbuilding and subordinating the rights of the Approved Manager against the Newbuilding and the Borrower to the rights of the Lender and the Security Trustee under the Finance Documents.

                                   SCHEDULE 3

                              TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.



To: Christiania Bank og Kreditkasse ASA for itself, as Security Trustee, and for and on behalf of the Borrower and each Security Party as defined in the Loan Agreement referred to below.

                                                           [             ], 1997



1.        This Certificate relates to a Loan Agreement ("the "Agreement") dated
          [             ], 1997 and made between (1) Gulf Offshore N.S. Limited
          (the "Borrower") and (2) Christiania Bank og Kreditkasse ASA as Lender and Security Trustee for a loan facility of L.27,565,000.

2.        In this Certificate:

          "the Relevant Parties" means the Borrower, each Security Party, the Security Trustee and [the] [each] Lender;

          "the Transferor" means [full name] of [lending office];

          "the Transferee" means [full name] of [lending office].

          Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3.        The effective date of this Certificate is .........19. , provided that this Certificate shall not come into effect unless it is signed by the Security Trustee on or before that date.

4. The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other
          Finance Document [in relation to [    ] per cent. of the Loan.].

5. By virtue of this Transfer Certificate and Clause 27 of the Loan Agreement, the Transferor is discharged [entirely from its
          obligations under the Loan Agreement] [from [    ] per cent. of its
          obligations under the Loan Agreement, which percentage represents L.[ ]].

6. The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7. The Security Trustee, at the request of the Transferee (which request is hereby made) accepts, for the Security Trustee itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Loan Agreement.

8.        The Transferor:

          (a) warrants to the Transferee and each Relevant Party (i) that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which are in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferor;

          (b) warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 2 above;

          (b) undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Transfer Certificate or for a similar purpose.

9.        The Transferee:

          (a)      confirms that it has received a copy of the Loan Agreement;

          (b) agrees that it will have no rights of recourse on any ground against either the Transferor, the Security Trustee or [the] [any] Lender in the event that (i) the Finance Documents prove to be invalid or ineffective, (ii) the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents
                   (iii) it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

          (c) agrees that it will have no rights of recourse on any ground against the Security Trustee or [the] [any] Lender in the event that this Certificate proves to be invalid or ineffective;

          (d) warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

          (e) confirms the accuracy of the administrative details set out below regarding the Transferee.

10. The Transferor and the Transferee each undertake with the Security Trustee severally, on demand, fully to indemnify the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which it may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Security Trustee's own officers or employees.

[Name of Transferor]                                [Name of Transferee]

By:                                                 By:

Date:                                               Date:




SECURITY AGENT

Signed for itself and for and on behalf of itself as Security Trustee and for every other Relevant Party

Christiania Bank og Kreditkasse ASA

By:

Date:



                      ADMINISTRATIVE DETAILS OF TRANSFEREE


Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:




Note: This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

                                   SCHEDULE 4

                             COMPLIANCE CERTIFICATE


Christiania Bank og Kreditkasse ASA           Date,                      , 1997
P.O. Box 1166 Sentrum
0107 Oslo Norway

Att: E. Marianne Aalby


COMPLIANCE CERTIFICATE

Please accept this letter as certification that as of [date]*, Gulf Offshore N.S. Limited was in compliance with all of the covenants stipulated in Clause
11.4 of the loan agreement dated [                  ], 1997 between ourselves
and Christiania Bank og Kreditkasse. With regards to the covenants in Clause 11.4:-

1.        The Company had L.[            ] in Liquid Assets as of [
          ]*;

2.        The Company's Value Adjusted Equity as of [              ]* was L.[
          ];

3.        The Company's Value Adjusted Total Assets as of [                 ]*
          was L.[          ], (based on the following vessel valuations):- [
          ]

4.        The Book Equity of Gulf Offshore Marine International, Inc. as of [
          ]*, was USD[          ].

Regards,





Gulf Offshore N.S. Limited


* The quarter end for which compliance is being certified.

                                 EXECUTION PAGE


SIGNED by /s/ BRUCE A. STREETER            )
                                           )
for and on behalf of                       )
GULF OFFSHORE N.S.                         )
LIMITED in the presence of:-               )





SIGNED by /s/ MARIANNE AALBY               )
          /s/ TOM C. KUHNLE                )
                                           )
for and on behalf of                       )
CHRISTIANIA BANK OG                        )
KREDITKASSE ASA as Lender and              )
Security Trustee in the                    )
presence of:-                              )

          /s/ JOHAN RASMUSSEN